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                                                                      EXHIBIT 99



                      [LETTERHEAD OF MAPICS APPEARS HERE]


For Immediate Release

FINANCIAL CONTACT:
William J. Gilmour
Chief Financial Officer
MAPICS, Inc.
(404) 705-3283
bill.gilmour@mapics.com


                       MAPICS RESCINDS STOCK REPURCHASE


ATLANTA (Dec. 4, 1998)--MAPICS, Inc. (Nasdaq/NM:MAPX) today announced that its Board of Directors has rescinded its outstanding authorization to repurchase the Company's common stock. The plan was initially approved in December 1997 to repurchase up to 1.8 million shares. To date, approximately 128,600 shares have been repurchased. No shares have been repurchased since January 1998 due to subsequent increases in the share price. MAPICS currently has 23.7 million shares outstanding on a fully diluted basis.

        Richard C. Cook, president and chief executive officer, remarked, "Our shares are currently selling well above the price levels of a year ago when the Board approved this plan. Although we have ample cash on hand to continue this program, we believe that the action approved today is appropriate considering the appreciation in our share price and the alternative uses for the Company's funds."

        MAPICS, Inc., headquartered in Atlanta, Georgia, is one of the world's leading providers of Enterprise Resource Planning (ERP) application software for manufacturers. Over 2,400 customers have selected MAPICS XA, its current product line. Through affiliate relationships, the Company provides solutions to customers in more than 70 countries. MAPICS, Inc. serves such customers as Bayer Corp.; General Electric Co., P.L.C.; Goodyear Tire & Rubber Co.; Honda Motor Co., Ltd.; IBM; Michelin Corp.; Volvo Corp.; Westinghouse Electric
Corp. and York International. For more information, visit MAPICS' home page on the World Wide Web at www.mapics.com.

MAPICS is a trademark of MAPICS, Inc.
Other trademarks may be trademarks of their respective owners.
Note: The correct usage of the MAPICS name is all capitals.



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MAPICS Rescinds Stock Repurchase
Page 2
Dec. 4, 1998
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Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact, including those regarding financial position and growth projections, and those statements identified through the word "believe," are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause the Company's actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the size and timing of license transactions, the effect of fluctuations in the economy, the impact of competitive products and services, the availability of qualified resources, the ability to develop and enhance products, the ability to achieve and manage growth, and other risks detailed in the Company's Form 10-K for the year ended September 30, 1997, and other filings with the SEC.



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